Exhibit 99.2

Investor Contact:	Media Contact:
Andy Milevoj	Cherie Gallarello
amilevoj@1800flowers.com	cgallarello@1800flowers.com

1-800-FLOWERS.COM, Inc. Names Adolfo Villagomez Chief Executive Officer

Founder Jim McCann to Remain Executive Chairman

Jericho, NY, May 8, 2025 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships, today announced that effective as of May 07, 2025, Adolfo Villagomez has been appointed named Chief Executive Officer of 1-800-Flowers.com, Inc. beginning May 12, 2025. Mr. Villagomez will succeed Jim McCann, who will remain Executive Chairman and be actively involved in the company.

“We are thrilled to welcome Adolfo Villagomez as our new Chief Executive Officer. His appointment marks an exciting and historic new chapter for 1-800-FLOWERS.COM as we shape the next generation of leadership,” said Jim McCann. “Adolfo is the first person outside the McCann family to take on this role— something I did not take lightly. From our very first conversation, I recognized in him not only extraordinary business acumen, but also a deep passion and a genuine commitment to partnership with myself and our leadership team.  This is a unique and impactful moment for our company, and I’m proud to enter this next chapter of our journey.”

Mr. Villagomez brings more than two decades of leadership experience in driving digital transformations by combining data-driven business strategies with his digital expertise leading consumer facing businesses. Most recently, Villagomez served as Chief Executive Officer of Progress Residential, leading the largest private owner and operator of single-family rentals in over 40 U.S. markets.

“I am incredibly honored to lead 1-800-Flowers.com, Inc. and to represent such an iconic brand, as we enter a transformational new era for the company,” said Adolfo Villagomez.  “With 1-800-Flowers.com’s unique legacy and unrivaled assets, we are one of few companies that have the privilege to be part of the most important moments in our consumer’s lives. I cannot wait to hit the ground running with Jim and the leadership team to help grow the business dramatically in the years ahead.”

Prior to serving as Chief Executive Officer of Progress Residential, he served as President of The Home Depot’s online businesses and Chief Marketing Officer for U.S. Retail where he was responsible for all digital activities including homedepot.com, an industry leading eCommerce operation that achieved more than $20 billion in sales in 2021. Earlier in his career, Mr. Villagomez was a partner at McKinsey and Company, where he led its North America Marketing and Sales Practice. He holds a Master’s Degree in Business Administration from the Yale School of Management, as well as a Bachelor’s Degree in Chemical Engineering from the Universidad Nacional Autónoma de México.

The executive search was conducted in partnership with Kevin O’Neill of Acertitude, a global executive search firm and leadership consultancy.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, CardIsle®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Things Remembered®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Simply Chocolate® and Scharffen Berger®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge on eligible products across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; DesignPac Gifts, LLC, a manufacturer of gift baskets and towers; Alice’s Table®, a lifestyle business offering fully digital livestreaming and on demand floral, culinary and other experiences to guests across the country; and Card Isle®, an e-commerce greeting card service. 1-800-FLOWERS.COM, Inc. was recognized among America’s Most Trustworthy Companies by Newsweek for 2024. 1-800-FLOWERS.COM, Inc. was also recognized as one of America’s Most Admired Workplaces for 2025 by Newsweek and was named to the Fortune 1000 list in 2022. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com.

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